EXHIBIT 5.1
January 14, 2011
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 96618
RE:   Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Local.com Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 4,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), including 600,000 shares of Common Stock to cover over-allotments, if any, pursuant to the registration statement on Form S-3 (Registration Number 333-147494) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 19, 2007, as amended by Amendment No. 1 to the registration statement on Form S-3/A filed by the Company with the Commission on January 10, 2008 (collectively, the “Registration Statement”).
The offering and sale of the Shares is proposed to be made pursuant to that certain Underwriting Agreement dated as of January 14, 2011 (the “Underwriting Agreement”) by and between the Company and Canaccord Genuity Inc. (the “Underwriter”). Unless otherwise defined herein, each capitalized term used herein that is defined in the Underwriting Agreement has the meaning given such term in the Underwriting Agreement.
In reaching the opinion set forth herein, we have reviewed copies of the Underwriting Agreement, the Registration Statement, the Prospectus included in the Registration Statement as of its effective date (the “Basic Prospectus”), the Preliminary Prospectus Supplement filed by the Company with the Commission on January 13, 2011 and the Final Prospectus Supplement filed by the Company with the Commission on January 14, 2011 (collectively, the “Prospectus Supplement”), and such other agreements, instruments, documents, certificates of officers of the Company and public officials and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on such examination and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued to the Underwriter and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware or the Delaware constitution). This opinion is limited to the laws referred to above as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 13, 2011, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ BAKER & MCKENZIE LLP

Local.com Corporation
January 14, 2011	Page 2